Exhibit 5.04

400 West Capitol Avenue Suite 2000 Little Rock, Arkansas 72201-3522 www.FridayFirm.com

January 8, 2026

Entergy Arkansas, LLC

425 West Capitol Avenue

Little Rock, Arkansas 72201

Ladies and Gentlemen:

We have acted as counsel for Entergy Arkansas, LLC (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-289302-05) (the “Registration Statement”), relating to $500,000,000 aggregate principal amount of the Company’s First Mortgage Bonds, 4.95% Series due January 15, 2036 (the “2036 Bonds”), and $500,000,000 aggregate principal amount of the Company’s First Mortgage Bonds, 5.75% Series due January 15, 2056 (together with the 2036 Bonds, the “Bonds”). The Bonds have been issued pursuant to the Company’s Mortgage and Deed of Trust, dated as of October 1, 1944, with Deutsche Bank Trust Company Americas, as successor corporate trustee (the “Corporate Trustee”), and, as to property in Missouri, The Bank of New York Mellon Trust Company, N.A., as successor co-trustee (the Mortgage and Deed of Trust, as heretofore amended and supplemented, including by the supplemental indenture establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).

In our capacity as such counsel, we have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or electronic copies, the authenticity of the originals of all documents submitted to us as copies, and the enforceability of all documents submitted to us against parties other than the Company. We have also assumed that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, and that there has been no oral or written modification of or amendment to any of the documents we have reviewed, and that there has been no waiver of any provision of any of such documents, by action or omission of the parties or otherwise. Further, we have not examined the Bonds, except specimens thereof, and we have relied upon a certificate of the Corporate Trustee as to the authentication and delivery thereof.

Entergy Arkansas, LLC

January 8, 2026

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that the Bonds are binding obligations of the Company.

This opinion letter is limited to the laws of the State of Arkansas. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of New York or the federal laws of the United States of America, we have relied upon the opinion of even date herewith addressed to you of Morgan, Lewis & Bockius LLP, subject to the assumptions therein, which is being filed as Exhibit 5.02 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of even date herewith addressed to you of Dawn A. Balash, Esq., Assistant General Counsel – Corporate and Securities of Entergy Services, LLC, subject to the assumptions therein, which is being filed as Exhibit 5.03 to a Current Report on Form 8-K, which will be incorporated by reference into to the Registration Statement. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of Texas, we have relied upon the opinion of even date herewith addressed to you of Husch Blackwell LLP, subject to the assumptions therein, which is being filed as Exhibit 5.05 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the States of Missouri or Tennessee, we have relied on correspondence and consultation with attorneys licensed in Missouri and Tennessee and upon the Order of the Missouri Public Service Commission effective October 16, 1991. As to all matters of the laws of the States of Arkansas, Missouri or Tennessee, Morgan, Lewis & Bockius LLP, Dawn A. Balash, Esq., Assistant General Counsel – Corporate and Securities of Entergy Services, LLC, and Husch Blackwell LLP are authorized to rely on this opinion as if it were addressed to each of them.

We further note that the binding nature of the Company’s obligations with respect to the Bonds may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, receivership, fraudulent transfer, preference, moratorium, reorganization or other similar laws affecting enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (whether considered in a proceeding in equity or at law) and principles of public policy, including the possible unavailability of specific performance or injunctive relief, and (b) concepts of materiality, reasonableness, good faith and fair dealing and by the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion as Exhibit 5.04 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement and to the references to our firm, as counsel, in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Entergy Arkansas, LLC

January 8, 2026

Very truly yours,

/s/ Friday, Eldredge & Clark, LLP

FRIDAY, ELDREDGE & CLARK, LLP